Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                       TO THE FOURTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               theglobe.com, inc.

      the globe.com, inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the "Amendment"), declaring said Amendment to be advisable and in the best interests of the Corporation.

1. Section IV of the Fourth Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

                                       IV

            A. Authorized Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is two hundred three million (203,000,000) shares divided into the following classes:

                  1. Two hundred million (200,000,000) shares of Common Stock each having a par value of one-tenth of one cent ($0.001) per share (the "Common Stock"). Each share of Common Stock shall entitle the holder thereof to one vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation; and

                  2. Three million (3,000,000) shares of Preferred Stock, each having a par value of one-tenth of one cent ($0.001) per share (the "Preferred Stock").

            SECOND: That thereafter, pursuant to resolution of its Board of Directors, and at the annual meeting of the stockholders of the Corporation, the necessary number of shares as required by statute were voted in favor of the Amendment.

            THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            FOURTH: That this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation shall be effective when filed with the Delaware Secretary of State.


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      IN WITNESS WHEREOF, the undersigned, being the President of the
Corporation, has caused this Certificate of Amendment to be signed on this 28th day of July, 2003.

                                                        theglobe.com, inc.


                                                        /s/  Edward A. Cespedes
                                                        -----------------------
                                                        By   Edward A. Cespedes
                                                        Its: President


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